    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 13, 1997


                                                      REGISTRATION NO. 333-17345
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 2

                                       TO
                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                            MICRO THERAPEUTICS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                          3841                       33-0569235
(STATE OR OTHER JURISDICTION OF  (PRIMARY STANDARD INDUSTRIAL        (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)   CLASSIFICATION CODE NUMBER)        IDENTIFICATION NO.)

                             1062 CALLE NEGOCIO #F,
                         SAN CLEMENTE, CALIFORNIA 92673
                                 (714) 361-0616
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                                 GEORGE WALLACE
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                            MICRO THERAPEUTICS, INC.
                             1062 CALLE NEGOCIO #F
                         SAN CLEMENTE, CALIFORNIA 92673
                                 (714) 361-0616
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:

            BRUCE FEUCHTER, ESQ.                          STEPHEN M. TENNIS, ESQ.
      STRADLING, YOCCA, CARLSON & RAUTH                   MORRISON & FOERSTER LLP
    660 NEWPORT CENTER DRIVE, SUITE 1600                    755 PAGE MILL ROAD
       NEWPORT BEACH, CALIFORNIA 92660               PALO ALTO, CALIFORNIA 94304-1018
               (714) 725-4000                                 (415) 813-5600

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth all costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of the Common Stock being registered hereunder. All of the amounts shown are estimates except for the SEC registration fee and the NASD filing fee.

                                                                  TO BE PAID BY
                                                                   THE COMPANY
                                                                  -------------
        SEC registration fee....................................   $  9,060.61
        NASD filing fee.........................................      3,490.00
        Nasdaq National Market application fee..................     33,762.78
        Printing expenses.......................................             *
        Legal fees and expenses.................................             *
        Accounting fees and expenses............................             *
        Blue sky fees and expenses..............................             *
        Transfer agent and registrar fees.......................             *
        Miscellaneous...........................................             *
                                                                   -----------
                  Total.........................................   $         *
                                                                   ===========

---------------
* To be filed by amendment

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     (a) As permitted by the Delaware General Corporation Law, the Restated Certificate of Incorporation of the Company (Exhibit 3.1 hereto) eliminates the liability of directors to the Company or its stockholders for monetary damages for breach of fiduciary duty as a directors, except to the extent otherwise required by the Delaware General Corporation Law.

     (b) The Restated Certificate of Incorporation provides that the Company will indemnify each person who was or is made a party to any proceeding by reason of the fact that such person is or was a director or officer of the Company against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith to the fullest extent authorized by the Delaware General Corporation Law. The Company's Bylaws (Exhibit 3.2 hereto) provide for a similar indemnity to directors and officers of the Company to the fullest extent authorized by the Delaware General Corporation Law.

     (c) The Restated Certificate of Incorporation also gives the Company the ability to enter into indemnification agreements with each of its directors and officers. The Company has entered into indemnification agreements with each of its directors and officers (Exhibit 10.1 hereto), which provide for the indemnification of directors and officers of the Company against any an all expenses, judgments, fines, penalties and amounts paid in settlement, to the fullest extent permitted by law.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     The following is a summary of transactions by the Company during the last three years preceding the date hereof involving sales of the Company's securities that were not registered under the Securities Act of 1993 (the "Securities Act"):

          (1) From time to time during the three years preceding the date hereof, the Registrant issued incentive stock options and nonqualified stock options to purchase Common Stock pursuant to the Registrant's Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan -- 1993 (the "1993 Plan") and 1996 Stock Incentive Plan (the "1996 Plan") to officers, directors, employees and consultants of the Registrant. During such three year period, options to purchase 759,850 shares of Common Stock were granted pursuant to the 1993 Plan and options to purchase 107,900 shares of Common Stock were granted pursuant to the 1996 Plan. Through January 9, 1997, options to purchase 63,051 shares of Common Stock granted pursuant to the 1993 Plan were exercised for an aggregate exercise price of $29,004, and no options were exercised pursuant to the 1996 Plan. During the period referred to above, options granted pursuant to 1993 Plan were exercised. Exemption from the registration provisions of the Securities Act is claimed, with respect to the grant of options referred to above, on the basis that the grant of options did not involve a "sale" of securities and, therefore, registration thereof was not required and, with respect to the exercise of options referred to above, on the basis that such transactions met the requirements of Rule 701 as promulgated under Section 3(b) of the Securities Act.

          (2) In September 1993, the Registrant issued 650,000 shares of Common Stock in connection with the formation and organization of the Registrant. The shares were issued to the following persons: (i) George Wallace; (ii) Andrew Cragg; (iii) Novel Biomedical Inc.; and (iv) JK Holdings, Inc.

          (3) In September 1993, the Registrant issued 295,747 shares of Common Stock at a price of $.46 per share to thirteen individuals in connection with an initial financing of the Registrant.

          (4) In December 1993, the Registrant issued 541,667 shares of Series A-1 Preferred Stock at a price of $1.38 per share to Menlo Ventures, L.P. and a related partnership.

          (5) In July 1994, the Registrant issued 585,000 shares of Series A-2 Preferred Stock at a price of $1.85 per share to Menlo Ventures and a related partnership, and 5 other purchasers.

          (6) In February 1995, the Registrant issued 1,229,091 shares of Series B Preferred Stock at a price of $4.23 per share to Menlo Ventures and a related partnership, Mayfield Partners and 2 other purchasers.

          (7) In May and June 1996, the Registrant issued 1,256,906 shares of Series C Preferred Stock at a price of $6.46 per share to Menlo Ventures and a related partnership, two related Mayfield partnerships, and twelve other purchasers.

     Except as set forth in item (1) above, exemption from the registration requirements of the Securities Act for the transactions described above was claimed under Section 4(2) of the Securities Act, among others, on the basis that such transactions did not involve any public offering and the purchasers were sophisticated with access to the kind of information registration would provide. No underwriting or broker's commissions were paid in connection with the foregoing transactions.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (A) EXHIBITS

  EXHIBIT
    NO.                                         DESCRIPTION
  -------   -----------------------------------------------------------------------------------
     1.1    Form of Underwriting Agreement.(1)
     2.1    Agreement and Plan of Merger between the Company and Micro Therapeutics, Inc., a
            California corporation, effective November 6, 1996.(1)
     3.1    Certificate of Incorporation of the Company.(1)
     3.2    Bylaws of the Company, as currently in effect.(1)
     3.3    Specimen Certificate of Common Stock.*
     3.4    Amended and Restated Certificate of Incorporation (to be filed).*
     4.1    Warrant Agreement dated December 20, 1995 between the Company and Comdisco, Inc.(1)
     4.2    Warrant Agreement dated May 21, 1996 between the Company and Comdisco, Inc.(1)
     5.1    Opinion of Stradling, Yocca, Carlson & Rauth, a Professional Corporation.*
    10.1    Form of Directors' and Officers' Indemnification Agreement.(1)
    10.2    License Agreement dated June 1, 1993 between the Company and Andrew Cragg.(1)

  EXHIBIT
    NO.                                         DESCRIPTION
  -------   -----------------------------------------------------------------------------------
    10.3    Consulting Agreement dated October 1, 1996 between the Company and Andrew Cragg.(1)
    10.4    Real Property Lease dated April 15, 1996 between the Company and Reuben L.
            Casey.(1)
    10.5    Amended and Restated Investors Rights Agreement dated February 9, 1995, among the
            Company, the Investors named therein and the Common Holders named therein, as amended on May 17, 1996 and June 27, 1996.(1)
    10.6    1993 Incentive Stock Option, Nonqualified Stock Option and Restricted Stock
            Purchase Plan.(1)
    10.7    1996 Stock Incentive Plan.(1)
    10.8    Employee Stock Purchase Plan.(1)
    10.9    Equipment Leasing Line of Credit dated December 20, 1995 between the Company and
            ComDisco Ventures, as amended on May 21, 1996.(1)
    16.1    Letter from Ernst & Young LLP on changes in certifying accountant.
    21.1    Subsidiaries of the Registrant.(1)
    23.1    Consent of Stradling, Yocca, Carlson & Rauth, a Professional Corporation (see
            Exhibit 5.1).*
    23.2    Consent of Coopers & Lybrand L.L.P.(1)
    23.3    Consent of Breimayer Law Office.(1)
    23.4    Consent of Burns, Doane, Swecker & Mathis.(1)
    23.5    Consent of Crockett & Fish.(1)
    24.1    Power of Attorney (see page II-4).(1)
    27.1    Financial Data Schedule.(1)


---------------
 *  To be filed by amendment.

(1) Previously filed.

     (B) FINANCIAL STATEMENT SCHEDULES

     All other schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

ITEM 17.  UNDERTAKINGS

     The Company hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The Company hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933 the Registrant has duly caused this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Clemente of California, on the 13th day of January, 1997.


                                          MICRO THERAPEUTICS, INC.

                                          By:       /s/  GEORGE WALLACE

                                            ------------------------------------
                                                       George Wallace
                                               President and Chief Executive
                                                           Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



               SIGNATURE                               TITLE                        DATE
----------------------------------------  -------------------------------    -------------------
              /s/  GEORGE WALLACE         President, Chief Executive          January 13, 1997
----------------------------------------  Officer and Director (Principal
             George Wallace               Executive Officer)
             /s/  THOMAS BERRYMAN*        Vice-President of Finance and       January 13, 1997
----------------------------------------  Chief Financial Officer
            Thomas Berryman               (Principal Financial and
                                          Principal Accounting Officer)
        /s/  H. DUBOSE MONTGOMERY*        Chairman and Director               January 13, 1997
----------------------------------------
          H. DuBose Montgomery
               /s/  WENDE HUTTON*         Director                            January 13, 1997
----------------------------------------
              Wende Hutton
                     /s/  DICK            Director                            January 13, 1997
                 ALLEN*
----------------------------------------
               Dick Allen
     *By:      /s/  GEORGE WALLACE                                            January 13, 1997
---------------------------------------
              George Wallace,
            as Attorney-In-Fact

                                 EXHIBIT INDEX


                                                                                      SEQUENTIALLY
  EXHIBIT                                                                               NUMBERED
    NO.                                    DESCRIPTION                                    PAGE
  -------   --------------------------------------------------------------------------------------
     1.1    Form of Underwriting Agreement (1)........................................
     2.1    Agreement and Plan of Merger between the Company and Micro Therapeutics,
            Inc.,
            a California corporation, effective November 6, 1996 (1)..................
     3.1    Certificate of Incorporation of the Company (1)...........................
     3.2    Bylaws of the Company, as currently in effect (1).........................
     3.3    Specimen Certificate of Common Stock*.....................................
     3.4    Amended and Restated Certificate of Incorporation (to be filed)*..........
     4.1    Warrant Agreement dated December 20, 1995 between the Company and
            Comdisco, Inc. (1) .......................................................
     4.2    Warrant Agreement dated May 21, 1996 between the Company
            and Comdisco, Inc. (1) ...................................................
     5.1    Opinion of Stradling, Yocca, Carlson & Rauth, a Professional
            Corporation*..............................................................
    10.1    Form of Directors' and Officers' Indemnification Agreement (1)............
    10.2    License Agreement dated June 1, 1993 between the Company and Andrew Cragg
            (1).......................................................................
    10.3    Consulting Agreement dated October 1, 1996 between the Company and
            Andrew Cragg (1)..........................................................
    10.4    Real Property Lease dated April 15, 1996 between the Company and Reuben L. Casey (1)...................................................
    10.5    Amended and Restated Investors Rights Agreement dated February 9, 1995, among the Company, the Investors named therein and the Common Holders named therein, as amended on May 17, 1996 and June 27, 1996 (1)...........
    10.6    1993 Incentive Stock Option, Nonqualified Stock Option and Restricted
            Stock Purchase Plan (1)...................................................
    10.7    1996 Stock Incentive Plan (1).............................................
    10.8    Employee Stock Purchase Plan (1)..........................................
    10.9    Equipment Leasing Line of Credit dated December 20, 1995 between the
            Company and ComDisco Ventures, as amended on May 21, 1996 (1).............
    16.1    Letter from Ernst & Young LLP on changes in certifying accountant.........
    21.1    Subsidiaries of the Registrant (1)........................................
    23.1    Consent of Stradling, Yocca, Carlson & Rauth, a Professional Corporation
            (see Exhibit 5.1)*........................................................
    23.2    Consent of Coopers & Lybrand L.L.P.(1)....................................
    23.3    Consent of Breimayer Law Office(1)........................................
    23.4    Consent of Burns, Doane, Swecker & Mathis(1)..............................
    23.5    Consent of Crockett & Fish(1).............................................
    24.1    Power of Attorney (see page II-4)(1)......................................
    27.1    Financial Data Schedule (1)...............................................


---------------
 * To be filed by amendment.

(1) Previously filed.